EXECUTION VERSION
March 21, 2022
Kurt Schmidt
At the Address on file with the Company

Dear Kurt,
This letter agreement (this “Letter Agreement”), effective as of the date hereof (the “Effective Date”), sets forth the terms and conditions of our agreement regarding your retirement from employment with Cronos USA Client Services LLC, a limited liability company incorporated in the State of Delaware (the “Company”) and wholly owned subsidiary of Cronos Group Inc., a corporation organized under the laws of the Province of British Columbia (“Cronos Group”). Unless context otherwise requires, capitalized terms used in this Letter Agreement that are not defined herein have the meanings set forth in your Employment Agreement with the Company, dated as September 9, 2020 (the “Employment Agreement”).
1.Retirement.
(a)You voluntarily and irrevocably resign from (i) your employment with the Company as of April 6, 2022 (the “Retirement Date”), and (ii) all positions you may hold as an officer (including as President and Chief Executive Officer) or director (or similar or equivalent position) of the Company, Cronos Group or any subsidiary thereof as of the Effective Date (collectively, the “Resignations”). The Company and Cronos Group hereby accept, acknowledge and agree to the Resignations. If any other documentation is necessary to properly effectuate the Resignations, you agree to cooperate reasonably and promptly in executing and delivering it at the request of the Company or Cronos Group.
(b)The Company shall: (i) pay your Base Salary for the period up to the Retirement Date; (ii) pay any accrued but unpaid vacation pay owing for the period up to Retirement Date; and (iii) reimburse your documented expenses properly incurred prior to the Effective Date in accordance with the Company’s expense reimbursement policy. Except as set forth in Section 3(a)(ii) of this Letter Agreement, your participation in the Company’s benefit plans shall end on the Retirement Date.
2.Transition Period.
From the Effective Date to the Retirement Date: (a) you shall continue to be employed by the Company but shall cease to serve as President and Chief Executive Officer of Cronos Group, (b) you shall perform such work that is necessary to assist with the transition of your duties and responsibilities to the successor President and Chief Executive Officer of Cronos Group; and (c) the Company may in good faith reassign or reduce your duties and responsibilities.
3.Retirement Benefits.
Contingent on your execution and non-revocation of the Release and Waiver of Claims attached hereto as Exhibit A (the “Release”) on or following the Retirement Date and in accordance with the timing set forth therein, and subject to: (i) Section 4 of this Letter Agreement, (ii) your compliance with the terms and conditions of this Letter Agreement and the post-employment obligations set forth in Article 8 of the Employment Agreement, including without limitation, as relates to non-competition, non-solicitation, confidentiality, intellectual property, and return of property, in consideration of amounts in excess of the minimum entitlements under applicable law:
(a)the Company shall, in full satisfaction of its obligations to you,

i.pay you US $520,000, which represents one (1) year of your annual base salary, payable by way of lump sum payment within sixty (60) days after the Retirement Date;
ii.pay you US $11,990.49, which is equal to one year of the employer portion of your benefits premiums, in lieu of continuing your group insured benefits following the termination of your employment; and
iii.contingent on the conclusion of any U.S. Securities and Exchange Commission (“SEC”) investigation (the “Investigations”) into Cronos Group in respect of the restatement of its unaudited interim financial statements for the second quarter of 2021, and provided that the Investigations do not result in a penalty being levied or an order by the SEC against you personally or against Cronos Group on account of any misconduct, mismanagement or failure to supervise by you (the “Payment Condition”), provide you with an annual bonus in respect of Cronos Group’s 2021 fiscal year in the amount of US $675,027.60. The bonus shall be released and paid within thirty (30) days following the conclusion of the Investigations, as determined by the Board of Directors of Cronos Group (the “Board”) acting in good faith and in its sole discretion, subject to the Payment Condition; and
(b)Cronos Group shall, in full satisfaction of its obligations to you, fully vest any outstanding and unvested equity awards held by you as of the Effective Date. For the avoidance of doubt, the equity awards referenced in the immediately preceding sentence are:
i.the Option Award Agreement dated September 10, 2020 (the “Option Award Agreement”), of which 80% of the stock options awarded are unvested as of the Effective Date;
ii.the Restricted Share Unit Award Agreement dated September 10, 2020, of which 100% of the RSUs awarded are unvested as of the Effective Date; and
iii.the Restricted Share Unit Award Agreement dated March 1, 2021, of which 82,934 of the RSUs awarded are unvested as of the Effective Date.
Any options must be exercised in accordance with the terms and conditions of the Option Award Agreement by: (1) September 10, 2027 in respect of any options that vested before the Effective Date; and (2) April 6, 2023 in respect of any unvested options as of the Effective Date that will fully vest pursuant to this Section 3(b) of this Letter Agreement. For the avoidance of doubt, except as set forth in this Section 3(b), your entitlements in respect of any equity-based awards shall be governed by the terms and conditions of the applicable equity award plans and the applicable award agreement(s).
You understand and agree that the entitlements under this Section 3 are provided in satisfaction of your entitlements to notice of termination, pay in lieu of notice, termination pay, and severance pay under the Employment Agreement, any employee benefit plan sponsored by the Company or any of its affiliates, applicable law or otherwise. You shall not be entitled to any other payments or benefits under the Employment Agreement, except as specifically provided herein.
4.Clawback Policy.
You understand and agree that any cash, equity or equity-based compensation paid or provided pursuant to Section 3 of this Letter Agreement is subject to the terms and conditions of Cronos Group’s Clawback Policy in effect from time to time, and may be subject to a requirement that such compensation be repaid to the Company after it has been distributed to you.
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5.Restrictive Covenants; Return of Materials.
You hereby affirm that the restrictive covenants and other post-employment obligations contained in the Employment Agreement are and shall remain in effect and enforceable in accordance with the terms of the Employment Agreement, and you hereby reaffirm the existence and reasonableness of those obligations (including, without limitation, any non-disclosure and non-disparagement obligations, and any non-competition, and non-solicitation restrictions).
6.Cooperation with Litigation, Investigations and Regulatory Proceedings.
You agree, upon the Company’s request, to cooperate with the Company in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during your tenure with the Company and/or its affiliates, including by making yourself reasonably available to consult with the Company’s counsel. The Company shall reimburse you for reasonable out-of-pocket expenses that you incur in extending such cooperation, so long as you provide satisfactory documentation of the expenses.
Cronos Group hereby affirms that the Indemnity Agreement between you and Cronos Group shall remain in effect in accordance with its terms following the Effective Date, including with respect to maintenance of directors’ and officers’ liability insurance in accordance with the terms of the Indemnity Agreement.
7.Deductions and Withholdings.
You understand and agree that the Company shall make such deductions and withholdings from your remuneration and any other payments or benefits provided to you pursuant to this Letter Agreement as may be required by law.
8.Amendments.
This Letter Agreement may only be amended by written agreement executed by the Company, Cronos Group and you.
9.Independent Legal Advice.
You acknowledge that you have been encouraged to obtain independent legal advice regarding the execution of this Letter Agreement, and that you have either obtained such advice or voluntarily chosen not to do so, and hereby waive any objections or claims you may make resulting from any failure on your part to obtain such advice.
10.Expenses.
All costs, fees and expenses incurred in connection with this Letter Agreement and the transactions contemplated by this Letter Agreement including all costs, fees and expenses of representatives of the parties hereto, shall be paid by the party incurring such cost, fee or expense.
11.Counterparts.
This Letter Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter Agreement by electronic transmission, including in portable document format (.pdf), shall be deemed as effective as delivery of an original executed counterpart of this Letter Agreement.
[Signature Page Follows]
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If you agree that this Letter Agreement correctly memorializes our understandings, please sign and return this Letter Agreement, which shall become a binding agreement as of the Effective Date.
Sincerely,
CRONOS GROUP INC.
By:    /s/ Jody Begley
Name:    Jody Begley
Title:    Chairman of the Compensation Committee of the Board of Directors
CRONOS USA CLIENT SERVICES LLC
By:    Cronos Group Inc., its sole member
    By:    /s/ Jim Rudyk
Name:    Jim Rudyk
Title:    Independent Lead Director

Accepted and Agreed:
/s/ Kurt Schmidt
Kurt Schmidt
Date: March 21, 2022

[Signature Page to Letter Agreement]

Exhibit A

FULL AND FINAL RELEASE AND WAIVER OF CLAIMS

GENERAL RELEASE AND WAIVER OF CLAIMS (this “Release”), by the undersigned (hereinafter called the “Releasor”) in favor of Cronos Group Inc. and its subsidiaries, including Cronos USA Client Services LLC (together, the “Employer”), affiliates, stockholders, beneficial owners of its stock, its current or former officers, directors, employees, members, attorneys and agents, and their predecessors, successors and assigns, individually and in their official capacities (hereinafter called the “Releasees”).

WHEREAS, Releasor has been employed as President and Chief Executive Officer of Cronos Group Inc.;

WHEREAS, Releasor resigned from his employment with Cronos USA Client Services LLC effective as of April 6, 2022; and

WHEREAS, Releasor is seeking certain payments under Section 7.3 of the Employment Agreement entered into by Cronos USA Client Services LLC, the Releasor and, solely for the purposes specified therein, Cronos Group, Inc., dated September 9, 2020 (hereinafter called the “Employment Agreement”), as set forth in the Letter Agreement between Employer, Cronos USA Client Services LLC and Releasor dated March 21, 2022 (hereinafter called the “Letter Agreement”), that are conditioned on the effectiveness of this Release.

NOW, THEREFORE, in consideration of such payments and benefits and the covenants and agreements set forth in the Letter Agreement, the parties agree as follows:

1.GENERAL RELEASE. Releasor knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Releasees from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Releasor (or Releasor’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Release, including all claims arising under or in connection with Releasor’s employment, or termination or resignation of employment with the Employer, including, without limitation: Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages (the “Released Matters”). In addition, in consideration of the provisions of this Release, Releasor further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in Releasor’s favor as of the Release Effective Date (as defined below).
Thus, notwithstanding the purpose of implementing a full and complete release and discharge of the claims released by this Release, Releasor expressly acknowledges that this Release is intended to include in its effect, without limitation, all claims which Releasor does not know or suspect to exist in his favor at the time of execution hereof arising out of or relating in any way to the subject matter of the actions referred to herein above and that this Release contemplates the extinguishment of any such claims.

2.SURVIVING CLAIMS. Notwithstanding anything herein to the contrary, this Release shall not:
(i)release any Claims for payment of amounts payable under the Letter Agreement (including, without limitation, under Section 3 thereof);
(ii)release any Claim for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any Employer plans that have vested (including any 401(k) plan) according to the terms of those plans;
(iii)release any Claim or right Releasor may have pursuant to indemnification, advancement, defense, or reimbursement pursuant to any applicable D&O policies, any similar insurance policies, applicable law or otherwise;
(iv)release any Claim that may not lawfully be waived in a private agreement between the parties; or
(v)limit Releasor’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, Releasor agrees to waive Releasor’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by Releasor or anyone else on Releasor’s behalf (whether involving a governmental entity or not); provided that Releasor is not agreeing to waive, and this Release shall not be read as requiring Releasor to waive, any right Releasor may have to receive an award for information provided to any governmental entity.
3.ADDITIONAL REPRESENTATIONS. Releasor further represents and warrants that Releasor has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Releasees nor, has Releasor assigned, pledged, or hypothecated as of the Release Effective Date any Claim to any person and no other person has an interest in the Claims that he is releasing.
4.ACKNOWLEDGMENT BY RELEASOR. Releasor acknowledges and agrees that Releasor has read this Release in its entirety and that this Release is a general release of all known and unknown Claims. Releasor further acknowledges and agrees that:
(i)this Release does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Release Effective Date and Releasor acknowledges that he is not releasing, waiving or discharging any ADEA Claims that may arise after the Release Effective Date;
(ii)Releasor is entering into this Release and releasing, waiving and discharging rights or Claims only in exchange for consideration which he is not already entitled to receive;
(iii)Releasor has been advised, and is being advised by the Release, to consult with an attorney before executing this Release; and
(iv)Releasor has been advised, and is being advised by this Release, that he has been given at least twenty-one (21) days within which to consider the Release, but

Releasor can execute this Release at any time prior to the expiration of such review period; and
(v)Releasor is aware that this Release shall become null and void if he revokes his or her agreement to this Release within seven (7) days following the date of execution of this Release. Releasor may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) to the Employer written notice of his or her revocation of this Release no later than 5:00 p.m. Eastern time on the seventh (7th) full day following the date of execution of this Release (the “Release Effective Date”). Releasor agrees and acknowledges that a letter of revocation that is not received by such date and time shall be invalid and shall not revoke this Release.
5.COOPERATION WITH INVESTIGATIONS AND LITIGATION. Releasor agrees, upon the Employer’s reasonable request and consistent with Releasor’s reasonable business and personal obligations, to reasonably cooperate with the Employer in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during Releasor’s tenure with the Employer or its affiliate, including making himself or herself reasonably available to consult with Employer’s counsel, to provide information and to give testimony. Employer shall reimburse Releasor for reasonable out-of-pocket expenses Releasor incurs in extending such cooperation, so long as Releasor provides satisfactory documentation of the expenses. Nothing in this Section is intended to, and shall not, restrict or limit Releasor from exercising his or her protected rights described in Sections 2, 4, 5 or 6 hereof or restrict or limit Releasor from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.
6.RESTRICTIVE COVENANTS. Releasor hereby affirms the restrictive covenants set forth in Article 8 of the Employment Agreement shall continue to apply following the Release Effective Date in accordance with their terms
7.GOVERNING LAW. To the extent not subject to federal law, this Release shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts made and to be performed entirely within that state.
8.SEVERABILITY. If any provision of this Release should be declared to be unenforceable by any administrative agency or court of law, then remainder of the Release shall remain in full force and effect.
9.CAPTIONS; SECTION HEADINGS. Captions and section headings used herein are for convenience only and are not a part of this Release and shall not be used in construing it.
10.COUNTERPARTS; FACSIMILE SIGNATURES. This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Release, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.

IN WITNESS WHEREOF I have hereunder set my hand this ____ day of April, 2022.

SIGNED AND DELIVERED in the presence of: ________________________________ Witness Signature ________________________________ Print Name of Witness ________________________________ Address of Witness	________________________________ KURT SCHMIDT